Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of the 9th day of August, 2007 (the "Effective Date"), by and between TraceGuard Technologies Ltd. (the “Company”) a company registered in Israel, having its principal place of business at 6 Ravnitzky Street, P.O. Box 4708, Segula Industrial Park, Petach Tikva, Israel, and Akis Ltd., a company registered in Israel, having its principal place of business at 14Mishol Hakitron, Jerusalem, 97278, Israel, (the “Consultant”). Each of the Company and the Consultant may be referred to as a "Party" and collectively as the "Parties".

Whereas,
the Company is engaged in the business of development, manufacture and production of explosives trace detection devices based on technology that automatically extracts traces of suspect substances from the interior and exterior of checked items, for later analysis (the Company's "Business"), in the field of homeland security (the "Field"); and

Whereas,
the Company desires to obtain the Services (as defined below) of Consultant solely through its employee Avi Kostelitz in connection with the Company’s business, and Consultant has agreed to provide such services to the Company all as more fully described herein;

Now, therefore, in consideration of the Parties' mutual covenants and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Engagement

1.1.
Subject to the receipt of all approvals required under applicable law, the Company hereby engages Consultant solely through its employee Avi Kostelitz, and Consultant hereby agrees to hold itself available (solely through its employee Avi Kostelitz) to render, at the request of Company, at such dates and times as shall be mutually agreed upon between the Parties from time to time, non-exclusive, advisory and consulting services, to the best of its and Avi Kostelitz's ability, in compliance with all applicable laws, the Company's policies and the terms and condition set forth herein.

1.2.
Until otherwise agreed upon between the Parties, the Consultant through its employee, Avi Kostelitz, shall devote such time and attention as may be required for the performance of the Services. Neither the Consultant nor Avi Kostelitz shall, during the term of this Agreement, without providing the Company a prior written notice, be engaged, directly or indirectly, in any other business or professional activity that directly competes with the Company's Business as defined hereinabove, whether or not such activities are pursued for gain, profit or other pecuniary advantage.

1.3.	Consultant shall have no authority and shall make no commitment or representation on behalf of the Company, without the Company’s prior written approval.

2.	Services

Within the framework of this Agreement, Consultant through its employee Avi Kostelitz undertakes to provide the following services to the Company (the "Services"):

2.1.	Serve as an advisor with respect to regulatory affairs.

2.2.	Aid and consult the Company in connection with Company's business related to airport security.

2.3.	Assist the Company in the process of receiving the approval of Israeli Security Agency (the "ISA") with respect to the CompactSafe Device (the "CompactSafe").

2.4.	Assist in business development.

2.5.	Dedicate time to attending meetings, consulting on an ad-hoc basis and rendering the Services at such times and places to be reasonabley agreed upon between the Parties from time to time.

2.6.
Utilize the highest professional skill, diligence, ethics and care to ensure that all the Services are performed to the full satisfaction of the Company. Consultant acknowledges and agrees that the performance of the Services may require domestic and international travel (although such expenses incurred for such travel shall be borne solely by the Company).

2.7.
In rendering the Services, the Consultant shall comply with all policies and procedures of the Company, as may be in effect from time to time, provided he has been properly briefed ahead of time of such policies or procedures.

3.	Compensation

For and in consideration of the Services to be performed by Consultant under the terms and conditions of this Agreement, the Company agrees to pay Consultant as follows:

3.1.
A monthly retainer’s fee of One Thousand US Dollars (US$1,000), payable on a monthly basis no later than the 7th of each month with respect to the preceding month, for a period of twelve (12) months commencing as of the Effective Date (respectively, the "Period", the “Monthly Fee”).

3.2.
An amount equal of Two Hundred Fifty US Dollars (US$ 250) per each working meeting in which Consultant participates, in the Company's matters, including, but not limited to, Board of Directors meetings, presentations and meetings with the ISA or similar entities (each, a "Meeting Fee").

3.3.	In addition, Company shall pay Consultant the following one-time payments upon achievement of the following milestones (the "Milestones"), as specified below (collectively, the "Milestone Fees"):

3.3.1.
The receipt during the term of this Agreement of a formal letter from the ISA defining the ISA's technical specifications related to the CompactSafe and its operational performance (the "Security Requirements" and the "First Milestone", respectively) - the Company shall pay Consultant an amount equal to Ten Thousand US Dollars (US$10,000).

3.3.2.
The receipt during the term of this Agreement of the ISA's written principle approval to perform trials of the CompactSafe along with a definitive timetable for doing so (the "Trials" and the "Second Milestone", respectively) - the Company shall pay Consultant an amount equal to Ten Thousand US Dollars (US$10,000).

3.3.3.	Upon commencement of the Trials (the "Third Milestone") - the Company shall pay Consultant an amount equal to Thirty Thousand US Dollars (US$30,000).

3.3.4.
The receipt of the written confirmation of the ISA that the CompactSafe meets the Security Requirements and is qualified for operational use (the "Fourth Milestone") - the Company shall pay Consultant an amount equal to Sixty Thousand US Dollars (US$60,000).

3.3.5.
Consummation of an agreement with a Business Partner, introduced, pursuant to Company's written request, by Consultant or with respect to which Consultant provided active assistance pursuant to the Company's written request (the "Fifth Milestone") - the Company shall pay Consultant an amount equal to Twenty Thousand US Dollars (US$20,000).

For the pupose hereof, a "Business Partner" shall mean a partner with whom the Company enters into an agreement (of any sort or kind) in order to promote its business in the Field.

Notwithstanding the aforesaid, the right of the Consultant for the payment of Milestone Fees concerning the Third Milestone, the Fourth Milestone and the Fifth Milestone shall be in effect during the later of (i) the term of this Agreement or (ii) the final termination of Consultant’s activities in the service of the Company, and twelve (12) months thereafter.

3.4.
Payment of the Fee, the Meeting Fee and the Milestone Fees, as applicable, shall be made against the Consultant's itemized invoice, and shall be exclusive of VAT as may be applicable (subject to withholding tax, unless Consultant provides the Company with an appropriate exemption of withholding tax).

3.5.
The Company will grant Consultant options to purchase shares of Common Stock of TraceGuard Technologies, Inc. (hereinafter, "TG US" and together with the Company and any of their affiliates "TG Group"), par value US$0.001 each (the "Shares"), upon the achievement of the Milestones, as specified in the Grant Letter attached hereto as Exhibit A and in accordance with the terms and conditions specified therein (the "Options"). The Options shall be subject to the receipt of any legal and/or regulartory approvals, registrations or exemptions from registration required under law.

3.6.
The Company agrees to reimburse the Consultant for out of pocket expenses incurred by it in connection with the rendering of the Services hereunder, against valid receipts, but only if approved by the Company in advance and in writing (the “Expenses”). Subject to the foregoing, unless otherwise agreed upon by the Parties, such Expenses of exceptional proportion, e.g. international travel and hotel expenses, at the election of the Consultant, shall be borne directly by the Company and not by the Consultant.

3.7.
For the avoidance of any doubt, the Fee, the Meeting Fee, the Milestone Fees and the Options specified above (subject to their terms) constitute the full and final consideration for the Services, and Consultant shall not be entitled to any additional consideration, of any sort, for the Services.

4.	Reports

4.1.
The Consultant shall submit to the Chief Executive Officer or the Board of Directors of the Company, as reasonably requested from time to time, oral reports upon request, subject to the provisions of sec. 4.2 hereunder.

4.2.
In the event that Consultant participates in a conference or meeting on behalf of the Company with a party external to TG Group, the Consultant shall submit to the Company an oral report on the subject matter of such conference or meeting as soon as practicable thereafter, unless otherwise instructed by the Company, subject to the ISA’s or Israeli Airport Authority’s expectation of Kostelitz’s discretion and confidentiality.

5.	Confidentiality

5.1.
The Consultant shall not disclose or put to its own use, or to the use of any third party, any Proprietary Information (as hereinafter defined) of the Company and/or TG US ("TG US" and together with the Company and any of their affiliates "TG Group") which has been divulged to the Consultant, whether or not developed by the Consultant. For the sake of avoiding any doubt, this Article 5 also binds Avi Kostelitz individually.

“Proprietary Information” shall mean confidential and proprietary information concerning the business and financial activities of TG Group, including, inter alia, TG Group’s product research and development, the Company’s banking, investments, investors, properties, employees, marketing plans, customers, trade secrets, and test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned), whether documentary, written, oral or computer generated. However, excluded from the above definition with respect to Consultant's confidentiality undertaking is any information that (i) is or later becomes part of the public knowledge except as a result of the breach of Consultant's undertakings towards the Company; (ii) reflects information and data generally known in the industries or trades in which the Company operates; (iii) as shown by written records, is received by Consultant from a third party exempt from confidentiality undertakings towards the Company; (iv) the Consultant is compelled to disclose by court or government action pursuant to applicable law, provided, however, that Consultant provides the Company prompt notice thereof so that it may seek a protective order or other appropriate remedy prior to the compelled disclosure.

5.2.
The Consultant will use the Proprietary Information solely for the performance of the Services for the benefit of the Company. The Consultant shall use best efforts to protect all Proprietary Information.

5.3	Upon termination of its engagement with the Company, the Consultant will promptly deliver to the Company all documents and materials of any nature pertaining to the Company's Proprietary Information.
5.4
Consultant recognizes that TG Group received and will receive confidential and/or proprietary information from third parties subject to a duty on the part of TG Group to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during its engagement and after its termination, Consultant undertakes to keep and hold all such information in strict confidence and trust, and not to use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform its duties hereunder and consistent with TG Group agreement with such third party. Upon termination of its engagement with the Company, the Consultant shall act, with respect to such information, as set forth in Section 5.2 and 5.3, mutatis mutandis.

5.5	Consultant’s undertakings under this Section 5 shall remain in full force and effect after termination or expiration of this Agreement or of any renewal thereof.

6.	Intellectual Property Rights

N/A

7. Term and Termination

7.1.
The term of this Agreement shall be twelve (12) months, commencing upon the Effective Date (the "Original Engagement Period"), unless terminated at any earlier date as provided in Section 7.3 hereunder.

7.2.
Following the Original Engagement Period, the Parties shall be entitled to extend this Agreement for an additional twelve (12) months period (the "Option Period"), under terms and conditions to be agreed upon by and between the Parties.

7.3.
This Agreement may be terminated by either Party, at any time, without any further obligation to the other Party under this Agreement (other than those obligations surviving termination or expiration hereof or compensatory rights to which Consultant is already entitled at such time), by ninety (90) days prior written notice to the other Party, unless terminated as a result of a material breach, in which case this Agreement may be terminated by either Party upon fourteen (14) days prior written notice to the other party if such a breach was not cured during the aforesaid fourteen (14) days period.

8. Assurances; No Conflict

8.1.
Consultant hereby warrants, represents and confirms to the Company that on the date hereof it is free to be engaged by the Company upon the terms contained in this Agreement and that there are no engagements, contracts, consulting contracts or restrictive covenants preventing full performance of its duties hereunder.

8.2.	Consultant hereby further represents warrants and confirms that nothing in this Agreement conflicts with any of Consultant's current affiliations or other current relationships with any other entity. If such conflict shall occur during the term of this Agreement, Consultant shall promptly notify the Company in writing of such conflict.

8.3.	The Services performed hereunder will not be conducted during the same time that is required to be devoted by Consultant to any other third party. Consultant shall not use the funding, facilities and resources of any third party to perform the Services hereunder and shall not perform the Services hereunder in any manner that would give any third party rights to produce such work. Nothing done in the Consultant work for any third party shall be considered part of the Services performed hereunder.

9.	Competitive Activity; Non-Solicitation

9.1.
Consultant will not, as long as Consultant provides services to the Company hereunder and for a period of twelve (12) months thereafter, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, corporate officer, director, consultant, licensor or in any other capacity whatsoever engage in, become financially interested in (except for any form of mutual fund, insurance company investment portfolio, pension plan investment portfolio etc. with respect to which Consultant has no direct or indirect material influence), be employed by, or have any connection with any business or venture that is engaged in any activities which are in direct competition with the Company's Business as defined hereinabove without TG Group prior consent.

9.2.	During the Term of this Agreement and for a period of twelve (12) months thereafter, Consultant will not solicit or induce any employee, advisor, contractor or customer of TG Group to terminate or breach any employment, contractual or other relationship with TG Group.

10.	Independent Contractor

10.1.
Consultant agrees and acknowledges that it is performing the Services hereunder as an independent contractor and that no employer-employee relationship exists or will exist between the Consultant and/or any one on its behalf (including its employee Avi Kostelitz) and the Company.

10.2.	If, despite the parties' explicit intent as reflected in this agreement, a competent court determines the existence of an employer-employee relationship between the Company and the Consultant and decides that the Consultant, or any one on its behalf, is entitled to payments and/or other benefits in connection with such employment relationship, then Consultant shall indemnify the Company and hold it harmless from any loss or damage incurred by the Company as a result of, or in connection with, such court decision, including reasonable expenses and legal fees.

11.	Resolution of Disputes

11.1.
All disputes between the parties related to this Agreement shall be resolved amicably by the Parties within fourteen (14) days. In the event the Parties fail to settle such dispute, the dispute shall be resolved exclusively by arbitration proceedings to be held in Tel Aviv before a mutually agreed upon arbitrator, or in the event that the parties cannot reach such mutual agreement within 14 days of an initial request to this effect, an arbitrator named by the Chairman of the Tel Aviv District Council of the Israeli Bar Association (the "Arbitrator").

11.2
The Arbitrator shall decide the matters in dispute in accordance with the substantive laws of the State of Israel, without reference to the conflict of laws rules thereof, and in accordance with the provisions of this Agreement, but will not be subject to the procedures and evidence law and the Arbitrator must substantiate his decision, including interim decisions within forty five (45) days with an option to extend this period by additional forty five (45) days. In addition to the provisions of sec. 24 of the Arbitration Law, 5728-1968, the Arbitrator’s final decision shall be subject to full judicial appellate review as if such decision was the decision of the Court of Peace (Beit Mishpat Hashalom) in Tel Aviv. This Section constitutes an arbitration agreement in terms of the Arbitration Law, 5728-1968.

11.3	The cost of arbitration shall be borne by the Party whose contention was not upheld by the arbitration proceedings, unless otherwise provided in the arbitration award.

11.4	Nothing in this section shall prevent the Parties from applying to court for interim orders at any time.

12.	Miscellaneous

12.1.
The Consultant shall not assign this Agreement or any of its rights and privileges hereunder, whether voluntarily or by operation of law, to any person, firm or corporation without the prior written consent of the Company.

12.2	The Consultant shall be solely responsible for the payment of any taxes, including all business taxes arising out of the Consultant's activities.
12.3
Except as otherwise provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by the Parties.

12.4
No failure, delay or forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such Party's rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either Party of any of the terms or conditions hereof.

12.5	If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and if such term or provision shall be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

12.6	Any notice from one party to the other shall be effectively served if sent in writing by recorded delivery to the address of the receiving Party as stated in the preamble of this Agreement, unless said Party informs the other Party in writing on a change of address.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinabove written.

TRACEGUARD TECHNOLOGIES LTD.	AKIS LTD.
/s/ David Ben-Yair By: David Ben-Yair Its: Chief Financial Officer	/s/ Avi Kostelitz Name: Avi Kostelitz Date: August 9, 2007

I, the undersigned, Avi Kostelitz, residing at 14 Mishol Hakitron, Jerusalem, hereby represent, warrant and undertake that I fully agree to this Agreement (including, but not limited to, Sections 1, 5, 6, 9-11 therein), as if I entered into this Agreement myself and I undertake to fully comply with all such provisions.

/s/ Avi Kostelitz Avi Kostelitz
Date: August 9, 2007

EXHIBIT "A"

GRANT LETTER

[ SEE EXHIBIT 10.2 ]